Exhibit 99.1
SEVERN BANCORP, INC

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp To Suspend Fourth Quarter Common Stock Dividend

ANNAPOLIS, MD (December 18, 2009) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), announced that its Board of Directors has suspended the common stock dividend for the fourth quarter of 2009.  This represents a reduction of $.03 per share from the common stock dividend declared for the third quarter of 2009.
“The decision to not declare a common stock dividend for the fourth quarter signals our commitment to maintaining a strong balance sheet as we work through this unprecedented economic turmoil,” said Alan J. Hyatt, president and chief executive officer.  “While we may be through the worst part of this recession, and our capital remains well above regulatory requirements to be considered well capitalized, we have taken this further action to conserve our capital.  We realize the value of the common stock dividend to many of our shareholders, but we believe this is a prudent decision and ultimately in the long-term best interests of these shareholders.  We look forward to continuing to improve the bank’s position and ultimately returning to distribution of dividends as market conditions improve. ”
About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of nearly $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
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